Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 29, 2024, in the Registration Statement (Form S-1) and related Prospectus of Palladyne AI Corp., formerly known as Sarcos Technology and Robotics Corporation, dated November 20, 2024.

/s/ Ernst & Young LLP

Salt Lake City, Utah

November 20, 2024